EXHIBIT 12.1

                 CENTRAL POWER AND LIGHT COMPANY (CONSOLIDATED)
                       RATIO OF EARNINGS TO FIXED CHARGES
                    FOR THE TWELVE MONTHS ENDED JUNE 30, 1998
                            (Thousands Except Ratio)
                                   (Unaudited)


Operating Income                                                    $280,732

Adjustments:
  Income taxes                                                        34,560
  Provision for deferred income taxes                                 59,865
  Deferred investment tax credits                                     (4,528)
  Other income and deductions                                          8,674
  Allowance for borrowed and equity funds
    used during construction                                           3,212

        Earnings                                                    $382,515
                                                                   =========


Fixed Charges:
  Interest on long-term debt                                         $98,030
  Interest on short-term debt and other                               20,848
  Nuclear Decommissioning Trust
                                                                       6,379
  Distributions on Trust Preferred Securities                         11,985

        Fixed Charges                                               $137,242
                                                                   =========


Ratio of Earnings to Fixed Charges                                      2.79
                                                                   =========